PGIM PRIVATE REAL ESTATE FUND, INC.

c/o PGIM Investments LLC

655 Broad Street

Newark, New Jersey 07102

If you do not want to sell your shares of common stock at this time, please disregard this notice.

This is simply a notification of the Fund’s repurchase offer.

September 29, 2025

Dear Stockholder:

This letter serves to inform you of important dates relating to a repurchase offer by PGIM Private Real Estate Fund, Inc. (the “Fund”). If you are not interested in tendering your shares of common stock in the Fund (“Shares”) for repurchase at this time, please disregard this notice and take no action.

The tender offer period will begin on September 29, 2025 and end at 4:00 p.m., Eastern Time, on October 28, 2025. The purpose of the tender offer is to provide liquidity to stockholders of the Fund. Shares may be presented to the Fund for repurchase only by tendering them during one of the Fund’s announced tender offers.

If you do not wish to sell your Shares for any reason, simply disregard this notice. No action is required if you do not wish to sell any portion of your Shares at this time.

Should you wish to tender all or some of your Shares during this tender offer period, please complete the enclosed Letter of Transmittal and return it by mail or fax to the Fund’s Transfer Agent, PMFS, Attention: PGIM Private Real Estate Fund, Inc., using one of the below options or to your financial advisor as instructed in the Letter of Transmittal:

Regular Mail:

PGIM Investments

PO Box 219929

Kansas City, MO 64121-9929

Overnight Mail:

PGIM Investments

801 Pennsylvania Ave., Suite 219929

Kansas City, MO 64105-1407

All Stockholders tendering Shares should carefully review their Letter of Transmittal and follow the delivery instructions therein. All tenders of Shares must be received in good order by the Fund’s Transfer Agent by 4:00 p.m., Eastern Time, on October 28, 2025.

If you have any questions, please refer to the attached Offer to Purchase document, which contains additional important information about the repurchase offer, or call (844) 753-6354.

Sincerely,

PGIM Private Real Estate Fund, Inc.